As filed with the Securities and Exchange Commission on September 21, 2015
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Florida	59-3305930
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1000 Darden Center Drive
Orlando, Florida 32837
(Address of principal executive offices)(Zip code)

Darden Restaurants, Inc. 2015 Omnibus Incentive Plan
(Full title of the plan)

Anthony G. Morrow, Esq.
Corporate Secretary
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
(407) 245-5005
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share or stock option	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value(2)	6,726,247 shares	$69.18(3)	$465,321,767.46(3)	$54,071.00

(1)
Represents the number of shares of the registrant’s Common Stock available for issuance pursuant to the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”), consisting of the sum of (a) 900,000 shares of Common Stock initially authorized for issuance pursuant to the Plan plus (b) 5,826,247 shares of Common Stock consisting of (i) shares available for future awards under the Darden Restaurants, Inc. 2002 Stock Incentive Plan (the “Prior Plan”) as of the effective date of the Plan and (ii) shares related to outstanding awards under the Prior Plan as of the effective date of the Plan that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without issuance of such shares. The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Includes rights to purchase shares of Series A Junior Participating Preferred Stock, which rights are attached to and trade with the common stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1993, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the registrant's Common Stock traded on the New York Stock Exchange as reported in the consolidated reporting system on September 16, 2015.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by Darden Restaurants, Inc. (“we,” “us” or “Darden”), are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)	our annual report on Form 10-K for the fiscal year ended May 31, 2015, filed July 24, 2015;

(b)
our current reports on Form 8-K filed June 23, 2015 (except for the disclosure under Item 2.02), June 23, 2015, July 6, 2015, July 6, 2015, July 8, 2015, July 27, 2015, August 17, 2015 and September 9, 2015; and

(c)
the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our articles of incorporation and bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

In addition, our articles of incorporation and bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation as amended on May 26, 2005 (incorporated by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).
4.2	Form of Certificate of Amendment (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed November 13, 2014).
4.3	Articles of Amendment to the Articles of Incorporation, as amended on June 23, 2015 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed June 23, 2015).
4.4	Articles of Amendment to the Articles of Incorporation, as amended on September 18, 2015.
4.5	Bylaws as amended effective November 11, 2014 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed November 13, 2014).
4.6
Rights Agreement dated as of June 23, 2015, between the Registrant and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed June 23, 2015).

5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24	Power of Attorney (included in the signature page to this Registration Statement).

ITEM 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 21st day of September 2015.

DARDEN RESTAURANTS, INC.

By:	/s/ Eugene I. Lee, Jr.
Eugene I. Lee, Jr.
President and Chief Executive Officer
POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eugene I. Lee, Jr., Jeffrey A. Davis and Anthony G. Morrow, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Darden Restaurants, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of September 2015.

Signature	Title

/s/ Eugene I. Lee, Jr.	President and Chief Executive Officer
Eugene I. Lee, Jr. /s/ Jeffrey A. Davis	(principal executive officer) Senior Vice President and Chief Financial Officer
Jeffrey A. Davis /s/ Margaret Shân Atkins	(principal financial and accounting officer)
Margaret Shân Atkins /s/ Jean M. Birch	Director
Jean M. Birch	Director

/s/ Bradley D. Blum
Bradley D. Blum /s/ James P. Fogarty	Director
James P. Fogarty /s/ Cynthia T. Jamison	Director
Cynthia T. Jamison /s/ William H. Lenehan	Director
William H. Lenehan /s/ Lionel L. Nowell, III	Director
Lionel L. Nowell, III /s/ William S. Simon	Director
William S. Simon /s/ Jeffrey C. Smith	Director
Jeffrey C. Smith /s/ Charles M. Sonsteby	Director and Chairman of the Board
Charles M. Sonsteby /s/ Alan N. Stillman	Director
Alan N. Stillman	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation as amended on May 26, 2005 (incorporated by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).
4.2	Form of Certificate of Amendment (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed November 13, 2014).
4.3	Articles of Amendment to the Articles of Incorporation, as amended on June 23, 2015 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed June 23, 2015).
4.4	Articles of Amendment to the Articles of Incorporation, as amended on September 18, 2015.
4.5	Bylaws as amended effective November 11, 2014 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed November 13, 2014).
4.6
Rights Agreement dated as of June 23, 2015, between the Registrant and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed June 23, 2015).

5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24	Power of Attorney (included in the signature page to this Registration Statement).